EXHIBIT 10.1
Description of Certain Benefits
of Members of the Board of Directors and Executive Officers
Delta provides certain flight benefits to members of its Board of Directors and provides certain benefits to its executive officers. Delta reserves the right to change, amend or terminate these programs, consistent with their terms, at any time for any reason for both active and retired directors and employees.
Flight Benefits: As is common in the airline industry, Delta provides complimentary travel and certain Delta Sky Club privileges for members of the Board of Directors; executive officers; the director’s or officer’s spouse, domestic partner or designated companion; the director’s or officer’s children and parents; and, to a limited extent, other persons designated by the director or officer (“Flight Benefits”). Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year for directors, the CEO and President; $15,000 per year for executive vice presidents; and $12,500 per year for senior vice presidents. Delta reimburses directors and officers for associated taxes on complimentary travel with an imputed tax value of up to $25,000 per year for directors, the CEO and President; $20,000 per year for executive vice presidents; and $17,500 per year for senior vice presidents. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years during Board service or employment.
A director who retires from the Board at or after age 52 with at least 10 years of service as a director, at or after age 68 with at least five years of service as a director, or at his mandatory retirement date, may continue to receive Flight Benefits during retirement, except the unused portion of the annual allowances does not accumulate into succeeding years (“Retired Director Flight Benefits”). A director who served on the Board of Directors during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date the merger occurred, or who joined the Board of Directors on the date the merger occurred, will receive, at the completion of his Board service (other than due to death or due to removal by stockholders for cause), a vested right to Retired Director Flight Benefits, regardless of the director’s age and years of service when his Board service ends. A director is not eligible to receive Retired Director Flight Benefits if the director engages in certain wrongful acts. The director designated by the Delta Master Executive Council, the governing body of the Delta unit of the Air Line Pilots Association, International, does not receive Flight Benefits or Retired Director Flight Benefits.
An executive officer who retires from Delta at or after age 52 with at least 10 years of service, or at or after age 62 with at least five years of service, may continue to receive Flight Benefits during retirement, except the unused portion of the annual allowances does not accumulate into succeeding years (“Retired Officer Flight Benefits”). In exchange for certain non-competition, non-solicitation and confidentiality covenants for the benefit of Delta and a general release of claims against Delta, an officer who served in that capacity during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date on which the merger occurred or who joined Delta from Northwest on the date the merger occurred and who had been a Northwest officer of the date Delta entered into the merger agreement, will receive, on his termination of employment (other than by death or by Delta for cause), a vested right to Retired Officer Flight Benefits, regardless of the officer’s age and years of service at his termination of employment.
Notwithstanding the foregoing, a person who is first elected to the Board of Directors or an officer on or after June 8, 2009, will not receive reimbursement for taxes for Retired Director Flight Benefits or Retired Officer Flight Benefits, respectively.
Life Insurance: Delta provides life insurance coverage of two times base salary to executive officers during employment.
Financial Planning Services: The CEO, the President and Executive Vice Presidents are eligible for reimbursement of up to $15,000 per year, and Senior Vice Presidents are eligible for reimbursement of up to $8,500 per year, for tax preparation, legal and financial planning services.
Home Security Services: Executive officers are eligible for reimbursement for installation and monthly monitoring of home security systems.
Annual Physicals: Delta requires executive officers to obtain a comprehensive annual physical examination. Delta pays the cost of this required examination, which is limited to a prescribed set of preventive procedures based on the person’s age and gender.
Pre-existing Medical Benefits Agreement Between Northwest Airlines and Richard Anderson: In 2001, Northwest Airlines entered into an agreement with its then Chief Executive Officer, Richard Anderson, agreeing to provide Mr. Anderson, his spouse and eligible dependents with medical and dental coverage at the levels then provided to Mr. Anderson under the Northwest Airlines medical plans for the life of Mr. Anderson and his spouse. This coverage is secondary to any medical coverage Mr. Anderson receives while he is employed by another company. The agreement with Mr. Anderson was reviewed and approved by the compensation committee of the Board of Directors of Northwest, and was consistent with Northwest’s then existing practices. As a result of the merger, Delta is required to honor this agreement. Mr. Anderson has voluntarily waived the benefits under this agreement while he is employed with Delta.

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